As filed with the Securities and Exchange Commission on February 12, 2008
File No. 001-31950

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10
Amendment No. 6
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

MoneyGram International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1690064
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1550 Utica Avenue South
Minneapolis, Minnesota	55416
(Address of Principal Executive Offices)	(Zip Code)
(952) 591-3000
(Registrant’s Telephone Number, Including Area Code)
Securities to be registered
pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Preferred Share Purchase Rights	The New York Stock Exchange
Securities to be registered
pursuant to Section 12(g) of the Act:
None

Item 11. Description of Registrant’s Securities to be Registered
Item 15. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 11. Description of Registrant’s Securities to be Registered
     Item 11 of Form 10 filed by MoneyGram International, Inc., a Delaware corporation (the “Corporation”) on December 29, 2003, as amended on March 30, 2004, May 17, 2004, June 3, 2004, June 14, 2004, and June 17, 2004, relating to Preferred Stock Purchase Rights is hereby amended to provide:
     On February 11, 2008, the Corporation entered into a Purchase Agreement (the “Purchase Agreement”) among the Corporation, affiliates of Thomas H. Lee Partners, L.P., (“THL”) and affiliates of Goldman, Sachs & Co. (“Goldman Sachs”) (each of THL and Goldman Sachs referred to as an “Investor”). The Purchase Agreement provides for, among other things, the purchase by the Investors in private placements of shares of common stock and preferred stock of the Corporation, which, subject to the receipt of stockholder and regulatory approvals, are to be exchanged for shares of certain other preferred stock of the Corporation (“the Transaction”).
     On February 11, 2008, in connection with entering into the Purchase Agreement, the Corporation entered into the First Amendment (“Amendment No. 1”) to the Rights Agreement, dated as of June 30, 2004 (the “Rights Agreement”), by and between the Corporation and Wells Fargo Bank, N.A., as Rights Agent. Amendment No. 1 supplements and adds certain definitions in the Rights Agreement and provides, among other things, that no Investor nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person and that no Distribution Date or Shares Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur, in each case, solely by virtue of the approval, execution or delivery of the Purchase Agreement or the Transaction.
     The Rights Agreement is filed as Exhibit 4.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2004, and is incorporated herein by reference. Amendment No. 1 is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Commission on February 12, 2008, and is incorporated herein by reference. The foregoing descriptions of the Rights Agreement and Amendment No. 1 do not purport to be complete and are qualified in their entirety by reference to such exhibits.
Item 15. Financial Statements and Exhibits
(b) Exhibits. The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Description
4.1
First Amendment, dated as of February 11, 2008, to the Rights Agreement, dated as of June 30, 2004, by and between MoneyGram International, Inc. and Well Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the MoneyGram International, Inc. Current Report on Form 8-K dated February 12, 2008).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment no. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.
Date: February 12, 2008	By:	/s/ Philip W. Milne
Philip W. Milne
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1
First Amendment, dated as of February 11, 2008, to the Rights Agreement, dated as of June 30, 2004, by and between MoneyGram International, Inc. and Well Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the MoneyGram International, Inc. Current Report on Form 8-K dated February 12, 2008).